Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO DRILLS TWO UNSUCCESSFUL WELLS IN THE GULF OF MEXICO

HOUSTON, TX – April 8, 2005– Pogo Producing Company (“PPP” – NYSE) announced that the Eugene Island Block 256 A-8 and the Ewing Bank Blocks 950/906 #1 exploration wells have been drilled to total depth and neither well encountered commercial quantities of hydrocarbons.

At Ewing Bank Blocks 950/906, the #1 well was drilled to a vertical depth of 12,734 feet and has been plugged and abandoned. Pogo was the operator of the well and held a 100% working interest. At Eugene Island Block 256, a long-time producing block, the A-8 exploratory well was drilled to a vertical depth of 19,214 feet and is being temporarily plugged and abandoned allowing for the possibility of future operations.  Pogo was the operator of the Block 256 well and held a 50% working interest.  In the first quarter of 2005, Pogo expects to recognize approximately $23 million in dry hole expenses in connection with these two wells.

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Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns interests in 90 federal and state Gulf of

Mexico lease blocks offshore from Louisiana and Texas (94 lease blocks if, and when, the lease blocks on which Pogo was the high bidder at the March 16th OCS lease sale are awarded to Pogo). Pogo also owns approximately 705,000 gross leasehold acres in major oil and gas provinces in the United States, approximately 588,000 gross acres in the Gulf of Thailand, approximately 778,000 gross acres in Hungary and 1,044,000 acres in New Zealand. Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PPP”.

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These and other forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.